Exhibit 99
Scripps reports fourth-quarter results
Additional initiatives being pursued to reduce expenses in 2009

For immediate release	(NYSE: SSP)
February 19, 2009
CINCINNATI — The E.W. Scripps Company today reported fourth-quarter operating results for its television, newspaper, and licensing and syndication businesses. The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into a separate publicly traded company on July 1, 2008, are reported in previous periods as discontinued operations.
The quarterly results reflect continued weakness in advertising sales at the company’s newspapers and television stations. The company’s revenue decreased 6.2 percent to $265 million, compared with $282 million in the fourth quarter of 2007.
The company reported a loss from continuing operations before income taxes and minority interests of $19.4 million, compared with income before income taxes and minority interests of $44.7 million in the fourth quarter of 2007.
The company still is in the process of finalizing the allocation of its provision for income taxes for 2008 and 2007 between its continuing and discontinued operations. The final allocated amounts will be included in the company’s 2008 Form 10K, which is expected to be filed by March 2.
During the fourth quarter, pre-tax income from continuing operations was reduced by the following items:
•	severance costs in the newspaper division totaling $5.0 million,

•	costs related to the separation of the Scripps Networks and interactive media divisions totaling $1.9 million,

•	the write-down of certain long-lived assets in the television division totaling $31.0 million, and

•	the write-down of the company’s investment in its Colorado newspaper partnership totaling $10.9 million.
“It became apparent toward the end of the year there’s nowhere to hide from the national economic crisis. Despite our geographic diversity and multiple sources of advertising revenue, we’re feeling the pain as the recession rolls its way through our local markets and media businesses,” said Rich Boehne, president and CEO of Scripps. “Our primary short-term goal is to protect the company’s financial health and flexibility, but at the same time we continue to reposition our local brands to take advantage of the long-term opportunities presented by this season of rapid evolution for media.”

Fourth-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $93.4 million in the fourth quarter, an increase of 2.1 percent over the fourth quarter of 2007.
Revenue broken down by category was:
•	Local, down 26.9 percent to $41.5 million

•	National, down 26.9 percent to $20.8 million

•	Political, $26.0 million compared with $1.3 million in the 2007 quarter
After a slow start for political advertising due to national party rules that prohibited Democratic candidates from advertising in Michigan and Florida, the full-year total for political advertising was $41 million, in line with the $42 million reported in the previous presidential election year of 2004.
Cash expenses for the station group were $62.3 million, an increase of 2.5 percent from $60.8 million in the 2007 quarter, despite a 15 percent increase in programming costs.
Segment profit for the television division was $31.1 million in the fourth quarter, a 1.3 percent increase over the fourth quarter of 2007.
Newspapers
Year-over-year revenue from newspapers managed solely by Scripps fell 16.5 percent to $137.5 million. Advertising revenue was down 19.8 percent to $104.8 million.
Advertising revenue broken down by category was:
•	Local, down 15.1 percent to $32.1 million

•	Classified, down 31.2 percent to $27.7 million

•	National, down 18.0 percent to $7.5 million

•	Preprint and other, down 13.8 percent to $29.5 million

•	Online, down 13.1 percent to $8.0 million
The decline in online ad revenue is attributable to the weakness in print classified advertising, to which most of the online advertising is tied. Revenue from pure-play advertisers who only purchase ads on the company’s newspaper Web sites more than doubled to $3.7 million.
Circulation revenue was $28.3 million, down 3.9 percent.
Due to significantly lower usage, newsprint and ink expense declined slightly to $16.7 million, despite an increase in newsprint pricing of about 41 percent over the prior-year period.
Cash expenses for Scripps newspapers, including severance costs of $5.0 million, were down 2.1 percent from the prior year.
Segment profit at newspapers managed solely by the company was $12.9 million, compared with $37.3 million in the fourth quarter of 2007.

JOA and Newspaper Partnerships
Scripps reported $51,000 in equity in earnings of JOAs, compared to $11.0 million in the fourth quarter of 2007. The dramatic decrease is attributable to the cessation of cash distributions from the Denver Newspaper Agency in the second half of 2008, as well as the change in the reporting of earnings from the Albuquerque partnership. As a result of the closure of The Albuquerque Tribune and termination of the Albuquerque JOA in early 2008, the company’s residual interest in the Albuquerque partnership is now treated as a passive investment. For reporting purposes, earnings from the partnership have been removed from the “JOA and newspaper partnerships” segment in 2008 and now are reflected in the “investment in newspaper partnership” line in the attached financial tables.
Consequently, the results of the JOAs and newspaper partnerships decreased segment profit by $8.4 million in the quarter, compared with a contribution to segment profit of $3.5 million in the fourth quarter of 2007.
Licensing and Other Media
Revenue was $30.9 million, a 20 percent increase compared with $25.7 million in the prior-year period, and segment profit increased more than 36 percent to $4.3 million from $3.2 million in the 2007 quarter. The increase was largely attributable to the ABC television network airing 13 Peanuts specials in the fourth quarter of 2008 vs. eight airings in the 2007 quarter.
Full Year
For the full year, consolidated revenues from continuing operations decreased 7.2 percent to $1.00 billion from $1.08 billion in 2007.
Revenues at newspapers managed solely by Scripps decreased 13.6 percent to $568.7 million, and segment profit was $71.5 million, compared with prior-year segment profit of $135.9 million.
Television revenue was essentially flat at $326.9 million, and segment profit decreased 3.9 percent to $80.6 million.
Revenue from licensing and other media rose 9.5 percent to $102.5 million, and segment profit increased 16.2 percent to $10.4 million.
Non-operating items
Due to sharp declines in the equities markets in the fourth quarter, the value of the company’s pension plan assets was approximately $145 million less than the value of the company’s accumulated benefit obligations at the end of the year. The company’s pension expense in 2008 was $15 million, but it is expected to climb to $41 million in 2009. The company is only required to fund approximately $5 million into its pension plans in 2009 due to excess contributions in prior years, but in 2010 the company’s pension contribution is expected to be approximately $46 million.
Bank debt as of Dec. 31 was approximately $61 million.
Capital expenditures for 2009 are expected to total approximately $52 million.

Denver
For the full year, newsroom expenses for the Rocky Mountain News incurred by Scripps were approximately $16 million higher than equity in earnings from the Denver Newspaper Agency, excluding a one-time gain from the sale of real estate in the first quarter.
The company announced in December its intention to sell the Rocky Mountain News and expects to announce its plans for the future of the newspaper before the end of the first quarter.
Expense-control initiatives
To reduce expenses and protect the health of the company during this period of unprecedented pressure on the company’s ad revenue sources, Scripps yesterday announced to employees a list of cost-saving measures. The initiatives include pay reductions of 3 to 5 percent for most employees at newspapers and the corporate office. These cuts are in addition to salary cuts of between 5 and 15 percent that affected corporate executives, TV station general managers and newspaper publishers effective January 1, 2009. The company also will suspend its match of most employees’ contributions to 401(k) retirement savings plans, and drastically reduce bonuses across the company for 2009. Other changes were implemented as well, differing by location, division and, where applicable, collective bargaining agreements. It is expected that these measures will reduce the company’s expenses in 2009 by approximately $20 million.
Employees also were told that the company will freeze its pension plan later this year, but specific details of the change — and what the company will do to help transition employees who are close to retirement — are not yet available.
Outlook
Fast-changing economic conditions, which weigh heavily on the decisions of advertisers, complicate the forecasting of first-quarter performance. Revenue and expense trends of the fourth quarter of 2008 have continued into the first quarter of 2009.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1074 (U.S.) or 1-612-332-0107 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“fourth-quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EST Feb. 19 until 11:59 p.m. EST Feb. 26. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 985059.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 15 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
###
Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Years ended
	December 31,			December 31,
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change

Operating revenues	$264,926	$282,308	(6.2)%	$1,001,792	$1,079,546	(7.2)%
Costs and expenses, excluding separation costs	(231,947)	(232,434)	(0.2)%	(906,757)	(939,237)	(3.5)%
Separation costs	(1,877)			(33,506)	(257)
Depreciation and amortization of intangibles	(12,402)	(11,406)	8.7%	(46,972)	(44,705)	5.1%
Impairment of goodwill, indefinite and long-lived assets	(31,036)			(809,936)
Gains on disposal of property, plant and equipment	3,565	280		5,809	24

Operating income (loss)	(8,771)	38,748		(789,570)	95,371
Interest expense		(7,998)		(10,941)	(37,121)	(70.5)%
Equity in earnings of JOAs and other joint ventures	920	10,983		13,795	27,688	(50.2)%
Write-down of investments in newspaper partnerships	(10,876)			(130,784)
Loss on repurchases of debt				(26,380)
Miscellaneous, net	(642)	2,953		6,888	17,148	(59.8)%

Income (loss) from continuing operations before income taxes and minority interests	$(19,369)	$44,686		$(936,992)	$103,086

See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Loss from continuing operations before income tax and minority interest was affected by the following:
2008 — As a result of the spin-off of Scripps Networks Interactive (“SNI”), employees holding share-based equity awards, received modified awards in E.W. Scripps and SNI’s stock. Under SFAS 123R the adjustment to the outstanding share-based equity awards is a modification of the awards and incremental compensation is recognized to the extent the fair value of the awards immediately prior to the modification is less than the fair value of the modified awards. Compensation associated with the modification totaled $19.6 million and is included in separation costs in our 2008 results of operations from continuing operations before income tax and minority interest.
Due primarily to the continuing negative effects of the economy on our advertising revenues and those of other publishing companies, and the difference between our stock price following the spin-off of SNI to shareholders and the per share carrying value of our remaining net assets, we determined that indications of impairment of goodwill related to our newspaper business segments existed as of June 30, 2008. In the second quarter we recorded a $779 million, non-cash charge to reduce the carrying value of goodwill. In 2008, we also recorded a non-cash charge of $131 million to reduce the carrying value of our investment in the Denver JOA and Colorado newspaper partnership to our share of the estimated fair value of their net assets.
In the fourth quarter we took a $31 million non cash charge to write-down to fair value certain tangible and intangible assets in our Television segment.
In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt.
Investment results, reported in the caption “Miscellaneous, net” in our 2008 results of operations from continuing operations before income tax and minority interest, include realized gains of $6.8 million from the sale of certain investments in the second quarter of 2008.
2007 — A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 15 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
JOAs and newspaper partnerships include a newspaper that is operated pursuant to the terms of joint operating agreement. The newspaper in the JOA maintains an independent editorial operation and receives a share of the operating profits of the combined newspaper operations. This segment also includes newspaper partnerships. We account for our share of the earnings of our JOA and newspaper partnerships using the equity method of accounting. Our equity in earnings of our JOA and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our results from operations. When we ceased the publication of our Albuquerque newspaper our investment became a passive investment and the equity earnings are no longer included in segment profit from 2008 forward.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media aggregates our operating segments that are too small to report separately, and primarily includes syndication and licensing of news features and comics.
In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker (as defined by SFAS 131 — Segment Reporting) evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

     Information regarding our business segments is as follows:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Newspapers	$137,532	$164,632	(16.5)%	$568,667	$658,327	(13.6)%
JOAs and newspaper partnerships		49		133	225	(40.9)%
Television	93,402	91,516	2.1%	326,860	325,841	0.3%
Licensing and other media	30,893	25,655	20.4%	102,538	93,633	9.5%
Corporate	3,099	456		3,594	1,520

Total operating revenues	$264,926	$282,308	(6.2)%	$1,001,792	$1,079,546	(7.2)%

Segment profit (loss):
Newspapers	$12,850	$37,267	(65.5)%	$71,475	$135,870	(47.4)%
JOAs and newspaper partnerships	(8,385)	3,539		(15,606)	(1,235)
Television	31,148	30,743	1.3%	80,589	83,860	(3.9)%
Licensing and other media	4,349	3,185	36.5%	10,437	8,982	16.2%
Corporate	(6,753)	(13,877)	(51.3)%	(42,208)	(59,480)	(29.0)%

Depreciation and amortization of intangibles	(12,402)	(11,406)	8.7%	(46,972)	(44,705)	5.1%
Impairment of goodwill, indefinite and long-lived assets	(31,036)			(809,936)
Investment in newspaper partnership	690			4,143
Gains on disposal of property, plant and equipment	3,565	280		5,809	24
Interest expense		(7,998)		(10,941)	(37,121)	(70.5)%
Separation costs	(1,877)			(33,506)	(257)
Write-down of investment in newspaper partnerships	(10,876)			(130,784)
Loss on repurchases of debt				(26,380)
Miscellaneous, net	(642)	2,953		6,888	17,148	(59.8)%

Income (loss) from continuing operations before income taxes and minority interests	$(19,369)	$44,686		$(936,992)	$103,086

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

	Three months ended		Years ended
	December 31,		December 31,
(in thousands)	2008	2007	2008	2007

Depreciation:
Newspapers	$5,578	$5,578	$21,905	$22,273
JOAs and newspaper partnerships	321	330	1,290	1,320
Television	5,132	4,232	19,057	16,939
Licensing and other media	309	119	787	475
Corporate	253	340	713	608

Total depreciation	$11,593	$10,599	$43,752	$41,615

Amortization of intangibles:
Newspapers	$525	$522	$2,088	$1,961
Television	284	285	1,132	1,129

Total amortization of intangibles	$809	$807	$3,220	$3,090

Gains (losses) on disposal of property, plant and equipment:
Newspapers	$(82)	$(65)	$(91)	$(145)
JOAs and newspaper partnerships	1		(32)	(1)
Television	3,687	378	6,088	225
Corporate	(41)	(33)	(156)	(55)

Gains (losses) on disposal of property, plant and equipment	$3,565	$280	$5,809	$24

The following is segment operating revenue for newspapers:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Local	$32,099	$37,787	(15.1)%	$124,074	$142,431	(12.9)%
Classified	27,738	40,332	(31.2)%	141,655	187,475	(24.4)%
National	7,487	9,134	(18.0)%	28,086	34,927	(19.6)%
Online	7,969	9,169	(13.1)%	36,768	40,085	(8.3)%
Preprint and other	29,497	34,200	(13.8)%	106,908	116,647	(8.3)%

Newspaper advertising	104,790	130,622	(19.8)%	437,491	521,565	(16.1)%
Circulation	28,319	29,476	(3.9)%	113,398	118,696	(4.5)%
Other	4,423	4,534	(2.4)%	17,778	18,066	(1.6)%

Total operating revenues	$137,532	$164,632	(16.5)%	$568,667	$658,327	(13.6)%

The following is segment operating revenue for television:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Local	$41,546	$56,824	(26.9)%	$180,065	$204,791	(12.1)%
National	20,759	28,407	(26.9)%	86,252	101,002	(14.6)%
Political	26,044	1,337		41,012	2,735
Network compensation	1,922	1,825	5.3%	7,792	7,431	4.9%
Other	3,131	3,123	0.3%	11,739	9,882	18.8%

Total operating revenues	$93,402	$91,516	2.1%	$326,860	$325,841	0.3%

3. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS
Financial information related to our JOA and newspaper partnerships is as follows:

	Three months ended				Years ended
	December 31,				December 31,
(in thousands)	2008		2007	Change	2008	2007	Change

Equity in earnings of JOAs and newspaper partnerships:
Denver	$		$9,200		$9,530	$19,426	(50.9)%
Albuquerque			2,390			9,773
Colorado		51	(607)		122	(1,188)
Other newspaper partnerships and joint ventures						(323)

Total equity in earnings of JOAs		51	10,983		9,652	27,688	(65.1)%
Operating revenues of JOAs and newspaper partnerships			49		133	225	(40.9)%

Total		51	11,032		9,785	27,913	(64.9)%
JOA editorial costs and expenses		8,436	7,493	12.6%	25,391	29,148	(12.9)%

Contribution to segment profit (loss)		$(8,385)	$3,539		$(15,606)	$(1,235)